Ex-99.28(d)(vi)

Addendum to Management Agreement
between Lord Abbett Research Fund, Inc. and
Lord, Abbett & Co. LLC
Dated June 10, 1992

          Effective April 1, 2012, Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. on behalf of its series, Lord Abbett Growth Opportunities Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated June 10, 1992 (“Management Agreement”), shall be as follows:

.75 of 1% of the first $1 billion of average daily net assets;
.70 of 1% of the next $1 billion; and
.65 of 1% of the next $1 billion; and
.60 of 1% of assets over $3 billion.

          For purposes of Section 15 (a) of the Act, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

LORD ABBETT RESEARCH FUND, INC.

	BY:	/s/ Thomas R. Phillips

Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

	BY:	/s/ Lawrence H. Kaplan

Lawrence H. Kaplan
Member and General Counsel

Dated: April 1, 2012